UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 28, 2010

U.S. PREMIUM BEEF, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

             333-115164

20-1576986
(Commission File Number)	(I.R.S. Employer Identification No.)

12200 North Ambassador Drive

Kansas City, Missouri
64163
(Address of principal executive offices)	(Zip Code)

(816) 713-8800
Registrant’s telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 7 are not applicable and are therefore omitted.

Item 8.01  Other Events.

Distribution by National Beef Packing Company, LLC.

On October 27, 2010, the Board of Managers of National Beef Packing Company, LLC (“NBP”) approved a $150.0 million cash distribution (the “NBP Distribution”) to the members of NBP, including U.S. Premium Beef, LLC (“USPB”).  NBP intends to make the NBP Distribution on or before December 1, 2010, and intends to utilize NBP’s Credit Facility to fund the NBP Distribution.  As the owner of a 69.334% interest in NBP, USPB expects to receive a total of $104,001,000 from NBP when the NBP Distribution is made.

Redemption of 1999 Patronage Notices and Distribution by U.S. Premium Beef, LLC.

            On October 28, 2010, the USPB Board of Directors met and approved a number of resolutions related to and arising from the NBP Distribution.  From the proceeds to be received by USPB as part of the NBP Distribution (and contingent upon USPB’s receipt of its share of the NBP Distribution), the Board of Directors authorized the redemption and cancellation of the USPB Patronage Notices that arose from the patronage activities of USPB’s predecessor, U.S. Premium Beef, Ltd., in fiscal year 1999.  (U.S. Premium Beef, Ltd., a Kansas cooperative, merged with and into USPB, a Delaware limited liability company, in 2004 and as part of that merger patronage equities previously issued by U.S. Premium Beef, Ltd. became USPB “Patronage Notices.”)  The redemption of the 1999 Patronage Notices at their face amount will result in the holders of those Patronage Notices receiving an aggregate payment of approximately $6,551,523.  The timing of the redemption of the patronage notice is unknown.

            After redemption and cancellation of the Patronage Notices described in the preceding paragraph, the remaining portion of USPB’s share of the NBP Distribution will equal approximately $97,449,473.  At the October 28, 2010 meeting, the USPB Board of Directors approved the distribution of that aggregate amount to the holders of USPB’s Class A and Class B units as of October 28, 2010 (the “USPB Distribution”); such USPB Distribution will be made from the proceeds to be received by USPB as part of the NBP Distribution and is contingent upon USPB’s receipt of its share of the NBP Distribution.  Under the terms of USPB’s amended and restated limited liability company agreement, the holders of Class A units are entitled to receive, in the aggregate, 10% of amounts distributed.  Given that the USPB Distribution will total approximately $97,449,473, the holders of Class A units will be entitled to receive an aggregate amount of approximately $9,744,948.  With a total of 735,385 Class A units outstanding, each Class A unit can expect to receive a distribution of approximately $13.25 on a per unit basis.  The holders of Class B units will be entitled to receive, in the aggregate, 90% of the USPB Distribution, or approximately $87,704,525, or approximately $116.11 per unit for each of the 755,385 Class B units outstanding.  The timing of the unitary distribution is unknown.   While USPB intends to provide its unitholders with additional information regarding the tax treatment of the USPB Distribution at the time of such distribution, USPB believes that the USPB Distribution will be tax-free for federal income tax purposes.  The USPB Distribution will, however, reduce each unitholder’s basis in his or her USPB units.

Trading Suspension.

As previously disclosed by USPB, its Class A and Class B units are traded through AgStockTrade.com, an internet-based trading system operated by Variable Investment Advisors, Inc.   (See USPB Form 8-K dated March 22, 2010 and filed with the Securities and Exchange Commission on March 26, 2010)  In light of the planned USPB Distribution, USPB has elected to suspend trading of its Class B units on AgStockTrade.com from October 28, 2010 through and including November 2, 2010.  (Trading in the Class A units will not be suspended during that time period.)

USPB Communications.

On October 29, 2010, U.S. Premium Beef, LLC issued a letter to its unitholders and to parties authorized to trade USPB units on AgStockTrade.com announcing the expected NBP Distribution, the planned USPB Distribution and the suspension of trading of USPB’s Class B units from October 28, 2010 through and including November 2, 2010.  A copy of the letter is attached as Exhibit 99.1.

National Beef, Inc.

Previously, National Beef, Inc. (“NBI”) filed a registration statement with the Securities and Exchange Commission for a possible initial public offering.  NBI planned to issue shares to the public and use the proceeds to buy equity of NBP from the current equityholders of NBP, including USPB.   It is unclear at this time if and when such any initial public offering might be pursued by NBI or what the terms of the offering (including the use of proceeds) might be.  If an initial public offering were to be pursued by NBI, it is possible that some or all of the proceeds of the offering might be used by NBI to purchase equity of NBP and that NBP might use some or all of the funds it receives to reduce indebtedness incurred to finance the NBP Distribution.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.  The following exhibits are filed pursuant to Item 9.01.

99.1     U.S Premium Beef, LLC letter to Unitholders and parties authorized to trade U.S. Premium Beef, LLC units on AgStockTrade.com dated October 29, 2010.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt_______
Steven D. Hunt,
Chief Executive Officer

Dated:  October 29, 2010